Filed Under Rule 424(b)(3), Registration Statement No. 333-199914
Pricing Supplement Number 458 Dated Monday, July 17, 2017
(To: Prospectus Dated November 6, 2014 and Prospectus Supplement Dated November 10, 2014)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FE51	[]	100%	1.250%	[]	Fixed	2.500%	MONTHLY	07/15/2022	08/15/2017	$1.25	Yes	Senior Unsecured Notes

Redemption Information:
Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, July 17, 2017 through Monday, July 24, 2017
Trade Date: Monday, July 24, 2017 @12:00 PM ET
Settlement Date: Thursday, July 27, 2017
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Incapital, LLC, Citigroup, Comerica Securities, J.J.B. Hilliard, W.L.
Lyons, Inc., Wells Fargo Advisors

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated November 6, 2014